Exhibit 99.1

Contacts:

Investors:
Emily Faucette
Genomic Health
650-569-2824
investors@genomichealth.com

Media:
Victoria Steiner
Genomic Health
650-569-2499
media@genomichealth.com

Genomic Health Reports Highest Test Growth in Two Years in Announcement of Third Quarter 2015 Financial Results

17% Increase in Tests Delivered; 6% Increase in Revenue

Continued Strong Growth in U.S. Breast Cancer Business with 11% Increase in Test Volume and 9% Increase in Revenue

Medicare Now Covering Oncotype DX Prostate Cancer Test

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., November 3, 2015 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended September 30, 2015.

Revenue was $73.6 million in the third quarter of 2015 compared with $69.1 million for the third quarter of 2014, an increase of 6 percent. On a constant currency basis, revenue increased 8 percent compared with the same period in the prior year.

U.S. revenue was $63.1 million in the third quarter of 2015, an increase of 9 percent compared with the same period in the prior year. International revenue was $10.5 million in the third quarter of 2015 compared with $11.3 million a year ago. International revenue was impacted negatively by $0.9 million from foreign exchange rate differences due to the stronger dollar.

More than 27,820 Oncotype DX® test results were delivered in the third quarter of 2015, compared with more than 23,700 test results delivered in the same period in 2014, an increase of 17 percent. International test results delivered grew 30 percent compared with the same period in the prior year and represented approximately 22 percent of total test volume in the third quarter of 2015.

“In the third quarter, we delivered the highest level of test growth in two years and nearly double-digit revenue growth in the U.S.,” said Kim Popovits, chairman of the board, chief executive officer and president of Genomic Health. “With the recently published TAILORx prospective outcomes data supporting our invasive breast cancer test, Medicare coverage of our prostate cancer test, and momentum for both our international and DCIS breast cancer business, we expect to deliver double-digit test and revenue growth in the fourth quarter.”

Operating loss for the third quarter narrowed to $5.4 million compared with $5.8 million for the third quarter of 2014. Net loss was $11.8 million for the third quarter of 2015 and includes a $6.2 million tax expense in the quarter resulting from a change in fair value of the company’s investment in a marketable security. Basic and diluted net loss per share was $0.36 for the third quarter of 2015 compared with basic and diluted net loss per share of $0.20 for the same period in 2014.

Nine Months Ended September 30, 2015, Financial Results

Revenue for the nine months ended September 30, 2015, was $212.3 million compared with $206.6 million for the nine months ended September 30, 2014. On a constant currency basis, revenue increased 4 percent compared with the same period in the prior year.

Operating loss was $30.9 million for the nine months ended September 30, 2015, compared with an operating loss of $17.6 million for the nine months ended September 30, 2014. The operating loss for the nine months ended September 30, 2015 includes a non-recurring first quarter charge of $5.5 million in R&D associated with the wind-down of a breast cancer collaboration and continued planned investments in prostate and international opportunities.

Net loss was $30.6 million for the nine months ended September 30, 2015, compared with a net loss of $18.3 million for the nine months ended September 30, 2014.

Cash and cash equivalents and short-term marketable securities at September 30, 2015 were $98.0 million, including the fair value of the Company’s investment in a marketable security of $15.9 million, compared with $103.7 million at December 31, 2014.

“Medicare coverage for our Oncotype DX prostate cancer test became effective October 13, which will lead to revenue in the fourth quarter from prostate cancer tests delivered to eligible Medicare patients, a key milestone for generating consistent double-digit revenue growth and moving toward profitability,” said Brad Cole, chief operating officer and chief financial officer of Genomic Health.

Recent Business Highlights

Oncotype DX Commercial Progress

•                  Palmetto GBA, a Medicare Administrative Contractor (MAC) that assesses molecular diagnostic technologies, initiated reimbursement coverage of the Oncotype DX prostate cancer test for qualified Medicare patients throughout the United States effective October 13, 2015.

•                  Expanded coverage of the Oncotype DX breast cancer test for patients with 1-3 positive nodes to include 5 million additional lives through a new policy with Highmark Blue Cross and Blue Shield.

•                  The National Institutes of Health’s (NIH) Genetic Testing Registry, a free online resource to provide physicians, researchers and patients with detailed and accurate information about genetic and genomic tests, now includes information on the Oncotype DX DCIS Score™, Genomic Prostate Score and colon cancer Recurrence Score®.

Pipeline, Presentations and Publications

•                  The New England Journal of Medicine published the first prospective outcomes results from the Trial Assigning IndividuaLized Options for Treatment (Rx), or TAILORx, a large multi-center trial sponsored by the National Cancer Institute (NCI), part of the National Institutes of Health, and led by the ECOG-ACRIN Cancer Research Group, demonstrating that trial participants with low Oncotype DX Recurrence Scores of 10 or less who received hormonal therapy alone without chemotherapy had excellent outcomes, with less than a one percent chance of distant recurrence at five years.  The results were also presented in a Presidential Session at the 2015 European Cancer Congress (ECC15) in Vienna.

•                  Two large international Oncotype DX clinical outcomes studies presented at ECC2015 provided additional prospective data reinforcing the ability of Oncotype DX to accurately predict clinical outcomes in early-stage breast cancer patients.

•                  The Japan Breast Cancer Society updated its Breast Cancer Management Guidelines recommending Oncotype DX as the only test for use in determining chemotherapy treatment in hormone receptor positive early stage breast cancer.

•                  Presented additional positive results from the second large, independent clinical validation study of the Oncotype DX DCIS Score at the American Society for Therapeutic Radiology and Oncology annual meeting. Results confirm that the test is a strong independent predictor of local recurrence, which could be either invasive breast cancer or DCIS, in patients with DCIS.

•                  Received acceptance to present eight studies at the 2015 CTRC-AACR San Antonio Breast Cancer Symposium (SABCS), including a poster presentation on outcomes in patients using the Oncotype DX invasive breast cancer test through a collaboration with The Surveillance, Epidemiology, and End Results (SEER) registry.

Conference Call Details

To access the live conference call today, November 3, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1 (224) 357-2389 internationally. The conference ID is 54340252. Please dial in approximately 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Oncotype DX®

The Oncotype DX® portfolio of breast, colon and prostate cancer tests applies advanced genomic science to reveal the unique biology of a tumor in order to optimize cancer treatment decisions. With over half a million patients tested in more than 90 countries, the Oncotype DX tests have redefined personalized medicine by making genomics a critical part of cancer diagnosis and treatment. To learn more about OncotypeDX tests, visit: www.OncotypeDX.com, www.mybreastcancertreatment.org and www.myprostatecancertreatment.org.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of early-stage cancer, one of the greatest issues in healthcare today. The company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of massive amounts of genomic data into clinically-actionable results for treatment planning throughout the cancer patient’s journey, from diagnosis to treatment selection and monitoring. The company is based in Redwood City, California with European headquarters in Geneva, Switzerland. For more information, please visit www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth, Facebook, YouTube and LinkedIn.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that it is well-positioned to deliver double-digit revenue growth by the end of the year; the company’s expectations regarding the timing of Medicare revenue and coverage for its prostate cancer test; the company’s expectations regarding continued test growth and reimbursement success; and the company’s expectations regarding full year 2015 results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the risks and uncertainties associated with the regulation of the company’s tests; the results and timing of results of clinical studies and their impact on reimbursement and adoption; the applicability of clinical study results to actual outcomes; the company’s ability to develop and commercialize new tests and expand into new markets domestically and internationally; the risk that the company may not obtain, within its time expectations or at all, or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop;  the risks of competition; unanticipated costs or delays in research and development efforts; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
REVENUES:
Product revenues — United States	$63,051	$57,777	$181,459	$171,863
Product revenues — Outside of the United States	10,503	11,324	30,866	34,717
Total product revenues	73,554	69,101	212,325	206,580

OPERATING EXPENSES (1)(2):
Cost of product revenues	13,718	11,979	39,513	36,241
Research and development	13,480	13,891	47,193	40,527
Selling and marketing	35,369	34,059	107,964	102,702
General and administrative	16,425	15,007	48,594	44,750
Total operating expenses	78,992	74,936	243,264	224,220
Loss from operations	(5,438)	(5,835)	(30,939)	(17,640)
Interest income	54	47	163	144
Other income (expense), net	(158)	(345)	(207)	(537)
Loss before income taxes	(5,542)	(6,133)	(30,983)	(18,033)

Income tax (benefit) expense	6,301	129	(410)	292
Net loss	$(11,843)	$(6,262)	$(30,573)	$(18,325)
Basic and diluted net loss per share	$(0.36)	$(0.20)	$(0.95)	$(0.58)
Shares used in computing basic and diluted net loss per share	32,498	31,590	32,294	31,339

(1)         Included in operating expenses for the three months ended September 30, 2015, were non-cash charges of $5.6 million, including $3.9 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2014 of $5.7 million, including $4.0 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses.

(2)         Included in operating expenses for the nine months ended September 30, 2015, were non-cash charges of $17.2 million, including $12.1 million of stock-based compensation expense and $5.1 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2014 of $17.8 million, including $12.6 million of stock-based compensation expense and $5.2 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of September 30, 2015	As of December 31, 2014
	(Unaudited)

Cash and cash equivalents	$28,010	$29,726
Short-term marketable securities (1)	70,003	73,934
Accounts receivable, net	33,754	34,916
Prepaid expenses and other current assets	10,238	9,944
Total current assets	142,005	148,520

Property and equipment, net	34,682	21,860
Other assets	1,656	15,541
Total assets	$178,343	$185,921

Accounts payable	$5,595	$6,987
Accrued expenses and other current liabilities	37,674	31,016
Deferred revenues	251	335
Other liabilities	2,294	2,070
Stockholders’ equity	132,529	145,513
Total liabilities and stockholders’ equity	$178,343	$185,921

The condensed consolidated balance sheet at December 31, 2014, has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(1)         Included in short-term marketable securities as of September 30, 2015, was $15.9 million of corporate equity securities, representing the Company’s investment in Invitae Corporation.